Sundance Strategies to Attend Drexel Hamilton Microcap Investor Forum

Forum Scheduled for May 15, 2014, New York City

PROVO, Utah, May 5, 2014 -- Sundance Strategies, Inc. (NASDAQ: SUND), an innovative company engaged in acquiring life settlement assets, today announced that it will attend the Drexel Hamilton Microcap Investor Forum scheduled to take place at the office of Drexel Hamilton located at 77 Water Street, New York City, on Thursday, May 15, 2014.

Matt Pearson, Chief Operating Officer of Sundance Strategies, Inc. stated, “We are very pleased to be a participant at Drexel Hamilton’s conference this May. We believe that our business has reached an inflection point that will be of interest to a great many potential investors and we look forward to telling our story.”

“We are in the business of assembling portfolios of high quality life settlement policies from the secondary and tertiary marketplace, adding Sundance’s proprietary processes creating a unique, non-correlated, liquid asset or Net Insurance Benefits (NIBs).  We have a significant network of life settlement intermediaries from whom we receive constant market availability and exposure.”  Sundance now controls a portfolio with over $500 million face amount of policies.

About Drexel Hamilton

Drexel Hamilton, LLC is a certified Service Disabled Veteran Owned and Managed Enterprise operating a full-service institutional broker-dealer. We partner finance industry veterans with service-disabled veterans to provide public and private institutions with industry leading Fixed Income Execution & Strategy, Equity Research & Execution, and Investment Banking Services.

About Sundance Strategies

Sundance Strategies, Inc., a specialty financial services company, engages in the life settlement  market activities in the United States. It is involved in purchasing or acquiring life insurance policies and residual interests in or financial products tied to life insurance policies, including notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of insurance, life settlements, and related insurance contracts. The company is based in Provo, Utah.

NIBs are the amounts estimated to be paid after deduction of all premiums, costs, expenses and repayments, if any.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release.  This press release should be considered in light of all filings of the Company that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Sundance Strategies, Inc. Matt Pearson, COO, Matt@sundancestrategies.com,

801-717-3935.

Porter LeVay & Rose, Inc., IR, Michael J. Porter, President Mike@plrinvest.com, 212-564-4700.